Exhibit 5.1

Knight Capital Group, Inc.

545 Washington Blvd.

Jersey City, New Jersey 07310

September 28, 2010

Knight Capital Group, Inc.

545 Washington Blvd.

Jersey City, New Jersey 07310

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Knight Capital Group, Inc., a Delaware corporation (the “Company”), is registering for sale under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-8 (the “Registration Statement”), an additional 1,000,000 shares (the “Shares”) of Class A Common Stock of the Company, par value $0.01 per share (“Common Stock”). The Shares have been reserved for issuance under the Company’s Amended and Restated 2009 Inducement Award Plan (the “Amended and Restated Plan”).

As General Counsel of the Company, I have general supervision over the Company’s legal affairs. In such capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (a) the Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, (b) the Amended and Restated Plan, (c) a specimen certificate evidencing the Common Stock, (d) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect, (e) the Amended and Restated By-Laws of the Company, as presently in effect, (f) certain resolutions of the Compensation Committee of the Company relating to, among other things, the Amended and Restated Plan (collectively, the “Compensation Committee Resolutions”) and (g) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In examining documents executed or to be executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon certificates, statements or representations of officers and other representatives of the Company, public officials and others. In rendering the opinion set forth below, I have assumed that (i) the certificates representing the Shares under the Amended and Restated Plan will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by me and (ii) prior to the issuance of any Shares under the Amended and Restated Plan, the Company and the relevant grantee will have duly entered into stock option, restricted stock, restricted stock unit or similar award agreements (“Agreements”), as applicable, in accordance with the Compensation Committee Resolutions and the Amended and Restated Plan, as the case may be.

Based upon and subject to the foregoing, I am of the opinion that the Shares under the Amended and Restated Plan have been duly and validly authorized for issuance and, when delivered and paid for in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an expert within the meaning of Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Leonard J. Amoruso
Leonard J. Amoruso
General Counsel